CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As the independent registered public accounting firm, we hereby consent to the use of our report incorporated by reference herein dated January 16, 2008 on the financial statements of The North Country Funds, comprising The North Country Equity Growth Fund and The North Country Intermediate Bond Fund as of November 30, 2007 and for the periods indicated therein and to all references to our firm in the Prospectuses and the Statement of Additional Information in this Post-Effective Amendment to The North Country Funds Registration Statement on Form N-1A.

Cohen Fund Audit Services, Ltd.

Westlake, Ohio

March 26, 2008